December 2013 Preliminary Terms No. 126 Registration Statement No. 333-190038 Dated December 13, 2013 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. and International Equities

Buffered PLUS Based on a Basket Consisting of Two Indices and One Exchange-Traded Fund Due December 26, 2018
Buffered Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
Unlike conventional debt securities, the Buffered PLUS offered by these preliminary terms will pay no interest and provide a minimum payment at maturity of only 20% of the stated principal amount.  At maturity, if the basket has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the basket.  If the basket has depreciated in value, but the basket has not declined by more than the specified buffer amount, investors will receive the stated principal amount of their investment.  However, if the basket has declined by more than the buffer amount, investors will lose 1% for every 1% decline beyond the specified buffer amount, subject to the minimum payment at maturity of 20% of the stated principal amount. Investors may lose up to 80% of the stated principal amount of the Buffered PLUS.  The Buffered PLUS are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income in exchange for the leverage and buffer features that in each case apply to a limited range of performance of the basket.  The Buffered PLUS are senior unsecured debt obligations of Barclays Bank PLC and all payments on the Buffered PLUS are subject to the creditworthiness of Barclays Bank PLC and are not guaranteed by any third party.
SUMMARY TERMS
	Issuer:				Barclays Bank PLC
	Maturity date:†				December 26, 2018, subject to postponement
	Valuation date:†				December 20, 2018, subject to postponement
	Original issue price:				$10 per Buffered PLUS (see “Commissions and initial issue price” below)
	Stated principal amount:				$10 per Buffered PLUS
	Pricing date:†				December , 2013 (expected to price on or about December 20, 2013)
	Original issue date:†				December , 2013 (3 business days after the pricing date)
	Aggregate principal amount:				$
	Interest:				None
Basket:	Basket component		Bloomberg ticker symbol	Basket component weighting	Initial basket component value	Multiplier
	Dow Jones Industrial AverageSM (the “INDU Index”)		INDU	40%
	EURO STOXX 50® Index (the “SX5E Index”)		SX5E	40%
	Shares of the iShares® MSCI Emerging Markets ETF (the “EEM Shares”)		EEM UP	20%	$

We refer to the INDU Index and the SX5E Index, collectively, as the underlying indices, and to the EEM Shares as the underlying shares and, together with the underlying indices, as the basket components.

	Payment at maturity (per Buffered PLUS):				▪ If the final basket value is greater than the initial basket value: $10 + leveraged upside payment

▪    If the final basket value is less than or equal to the initial basket value but has decreased from the initial basket value by an amount less than or equal to the buffer amount of 20%:
     $10
▪    If the final basket value is less than the initial basket value and has decreased from the initial basket value by an amount greater than the buffer amount of 20%:
     ($10 × basket performance factor) + $2.00
This amount will be less than the stated principal amount of $10, but will be at least $2.00.
Any payment on the Buffered PLUS is subject to the creditworthiness of the Issuer and is not guaranteed by any third party.  For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Risk Factors—Credit of Issuer” in these preliminary terms.

	Leveraged upside payment:				$10 × leverage factor × basket percent increase
	Leverage factor:				At least 109%. The actual leverage factor will be determined on the pricing date.
	Buffer amount:				20%
(terms continued on the next page)
	Commissions and initial issue price:	Initial issue price(1)	Price to public(2)	Agent’s commissions(2)	Proceeds to issuer
	Per Buffered PLUS	$10	$10	$0.30	$9.70
	Total	$	$	$	$

(1)
Our estimated value of the Buffered PLUS on the pricing date, based on our internal pricing models, is expected to be between $9.586 and $9.686 per Buffered PLUS.  The estimated value is expected to be less than the initial issue price of the Buffered PLUS.  See “Additional Information Regarding Our Estimated Value of the Buffered PLUS” on page 3 of these preliminary terms.

(2)
Morgan Stanley Wealth Management and its financial advisers will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $0.30 for each Buffered PLUS they sell.  See “Supplemental Plan of Distribution.”

Investing in the Buffered PLUS involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 10 and on page S-6 of the prospectus supplement.  You should read this document together with the related prospectus, prospectus supplement and index supplement, each of which can be accessed via the hyperlinks below, before you make an investment decision.

Any payment on the Buffered PLUS, including any repayment of principal, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Risk Factors—Credit of Issuer” in these preliminary terms.

Prospectus dated July 19, 2013        Prospectus Supplement dated July 19, 2013         Index Supplement dated July 19, 2013

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which these preliminary terms relate.  Before you invest, you should read the prospectus dated July 19, 2013, the prospectus supplement dated July 19, 2013, the index supplement dated July 19, 2013 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering.  Buyers should rely upon the prospectus, prospectus supplement, index supplement and any relevant free writing prospectus or pricing supplement for complete details.  You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, index supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and these preliminary terms if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430).  A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Buffered PLUS or determined that these preliminary terms are truthful or complete.   Any representation to the contrary is a criminal offense.

Terms continued from previous page:
Maximum payment at maturity:	None
Minimum payment at maturity:	$2.00 per Buffered PLUS (20% of the stated principal amount)
Initial basket value:
10, which will be equal to the sum of the products of the initial basket component values of each of the basket components, as set forth under “Basket—Initial basket component value” above, and the applicable multiplier for each of the basket components, each of which will be determined on the pricing date

Multiplier:
The multiplier for each basket component represents its basket component weighting in the predetermined initial basket value of 10.  The multiplier for each basket component will be set on the pricing date and calculated as follows:
10 × basket component weighting / initial basket component value
Each multiplier will remain constant for the term of the Buffered PLUS.  See “Basket—Multiplier” above.

Final basket value:	The basket closing value on the valuation date
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Basket performance factor:	final basket value / initial basket value
Basket closing value:
The basket closing value on any day is the sum of the products of the basket component closing values of each of the basket components and the applicable multiplier for each of the basket components on such date.

Basket component closing value:
In the case of each of the underlying indices, the index closing value of such underlying index as described under “Index closing value” below.  In the case of the underlying shares, the share closing price of one share of the underlying shares as described under “Share closing price” below.

Index closing value:
For any underlying index on any scheduled trading day for such underlying index, the closing level of such underlying index as published by Bloomberg under ticker symbol “INDU” for the INDU Index and “SX5E” for the SX5E Index, at the regular weekday close of trading on that day.  In certain circumstances, the index closing value will be based on the alternate calculation of the underlying index as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” starting on page S-98 of the accompanying prospectus supplement.

Share closing price:
For the underlying shares on any scheduled trading day for the underlying shares, the official closing price per share of one share of the underlying shares on such day as determined by the calculation agent and displayed on Bloomberg Professional® service page “EEM UP <Equity>”, or any such successor page on Bloomberg Professional® service or any successor service, as applicable.  In certain circumstances, the closing price per share of the underlying shares will be based on the alternate calculation of the underlying shares as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” starting on page S-92 of the accompanying prospectus supplement.

Listing:	We do not intend to list the Buffered PLUS on any securities exchange.
CUSIP / ISIN:	06742E141 / US06742E1414
Selected dealer:	Morgan Stanley Wealth Management (“MSWM”)
†  Expected. In the event that we make any change to the pricing date and the issue date, the valuation date and the maturity date will be changed so that the stated term of the PLUS remains the same.  In addition, the maturity date and valuation date are subject to postponement.  See “Additional Information About the Buffered PLUS—Additional provisions—Postponement of a Maturity Date” and “Additional Information About the Buffered PLUS—Additional provisions —Market Disruption Events.”

Barclays Capital Inc.

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Buffered PLUS Based on a Basket Consisting of Two Indices and One Exchange-Traded Fund Due December 26, 2018
Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Additional Terms of the Buffered PLUS

You should read these preliminary terms together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Buffered PLUS are a part.  These preliminary terms, together with the documents listed below, contain the terms of the Buffered PLUS and supersede all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and the index supplement as the Buffered PLUS involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Buffered PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•	Prospectus supplement dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•	Index supplement dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070.  As used in these preliminary terms, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

The Buffered PLUS constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

In connection with this offering, Morgan Stanley Wealth Management is acting in its capacity as a selected dealer.

Additional Information Regarding Our Estimated Value of the Buffered PLUS

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates.  Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the pricing date is based on our internal funding rates.  Our estimated value of the Buffered PLUS may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Buffered PLUS on the pricing date is expected to be less than the initial issue price of the Buffered PLUS.  The difference between the initial issue price of the Buffered PLUS and our estimated value of the Buffered PLUS is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Buffered PLUS, the estimated cost which we may incur in hedging our obligations under the Buffered PLUS, and estimated development and other costs which we may incur in connection with the Buffered PLUS.

Our estimated value on the pricing date is not a prediction of the price at which the Buffered PLUS may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Buffered PLUS in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Buffered PLUS in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the Buffered PLUS in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately 3 months after the initial issue date of the Buffered PLUS because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under

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Buffered PLUS Based on a Basket Consisting of Two Indices and One Exchange-Traded Fund Due December 26, 2018
Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

the Buffered PLUS and other costs in connection with the Buffered PLUS which we will no longer expect to incur over the term of the Buffered PLUS.  We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Buffered PLUS and any agreement we may have with the distributors of the Buffered PLUS.  The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Buffered PLUS based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Risk Factors” beginning on page 10 of these preliminary terms.

You may revoke your offer to purchase the Buffered PLUS at any time prior to the pricing date.  We reserve the right to change the terms of, or reject any offer to purchase, the Buffered PLUS prior to their pricing date.  In the event of any changes to the terms of the Buffered PLUS, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes, in which case we may reject your offer to purchase.

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Buffered PLUS Based on a Basket Consisting of Two Indices and One Exchange-Traded Fund Due December 26, 2018
Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Investment Summary

Buffered Performance Leveraged Upside Securities

The Buffered PLUS Based on a Basket Consisting of Two Indices and One Exchange-Traded Fund due December 26, 2018 (the “ Buffered PLUS”) can be used:

▪	As an alternative to direct exposure to the basket that enhances returns for any potential positive performance of the basket

▪	To enhance returns and potentially outperform the basket in a bullish scenario

▪	To achieve similar levels of upside exposure to the basket as a direct investment, while using fewer dollars by taking advantage of the leverage factor

▪	To obtain a buffer against a specified level of negative performance in the basket

Maturity:	5 years

Leverage factor:	At least 109%. The actual leverage factor will be determined on the pricing date.

Buffer amount:	20%

Maximum payment at maturity:	None

Minimum payment at maturity:	$2.00 per Buffered PLUS. Investors may lose up to 80% of the stated principal amount of the Buffered PLUS.

Basket component weightings:	40% for the INDU Index, 40% for the SX5E Index and 20% for the EEM Shares

Interest:	None

Key Investment Rationale

The Buffered PLUS offer leveraged exposure to any positive performance of the basket, while providing limited protection against negative performance of the basket.  In these Buffered PLUS, investors are exposed to the performance of a basket composed of two equity indices and one exchange-traded fund.  Once the basket has decreased in value by more than the specified buffer amount, investors are exposed to the negative performance of the basket, subject to the minimum payment at maturity.  At maturity, if the basket has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the basket.  At maturity, if the basket has depreciated and (i) if the final basket value has not declined from the initial basket value by more than the specified buffer amount, investors will receive the stated principal amount of their investment, or (ii) if the final basket value has declined by more than the buffer amount, the investor will lose 1% for every 1% decline beyond the specified buffer amount.  Investors may lose up to 80% of the stated principal amount of the Buffered PLUS.

Leveraged Performance	The Buffered PLUS offer investors an opportunity to capture enhanced returns for any positive performance relative to a direct investment in the basket.
Upside Scenario
The basket increases in value and, at maturity, investors will receive the stated principal amount of their investment plus at least 109% of the basket percent increase.  The leverage factor will be at least 109% and will be determined on the pricing date.

Par Scenario	The basket declines in value by no more than 20% and, at maturity, investors will receive the stated principal amount of their investment.
Downside Scenario
The basket declines in value by more than 20% and, at maturity, investors will receive less than the stated principal amount by an amount that is proportionate to the percentage decrease beyond the buffer amount of 20%.  (Example: if the basket decreases in value by 30%, investors will receive $9.00, or 90% of the stated principal amount.)  The minimum payment at maturity is $2.00 per Buffered PLUS.

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Buffered PLUS Based on a Basket Consisting of Two Indices and One Exchange-Traded Fund Due December 26, 2018
Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

How the Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the following terms:

Stated principal amount:	$10 per Buffered PLUS
Hypothetical Leverage factor:	109%. The actual leverage factor will be determined on the pricing date.
Buffer amount:	20%
Maximum payment at maturity:	None
Minimum payment at maturity:	$2.00 per Buffered PLUS

Buffered PLUS Payoff Diagram

How it works

▪
Upside Scenario. If the final basket value is greater than the initial basket value, investors will receive the $10 stated principal amount plus at least 109% of the appreciation of the basket over the term of the Buffered PLUS.  There is no limit on the payment at maturity on the Buffered PLUS.

▪	If the basket appreciates 3%, investors would receive a 3.27% return, or $10.327 per Buffered PLUS.

▪
Par Scenario.  If the final basket value is less than or equal to the initial basket value but has decreased from the initial basket value by an amount less than or equal to the buffer amount of 20%, investors will receive the stated principal amount of their investment.

▪
Downside Scenario.  If the final basket value is less than the initial basket value and has decreased from the initial basket value by an amount greater than the buffer amount of 20%, investors will receive an amount that is less than the stated principal amount, based on a 1% loss of principal for each 1% decline in the basket beyond the specified buffer amount. The minimum payment at maturity is $2.00 per Buffered PLUS.

▪	If the basket depreciates 50%, investors would lose 30% of their principal and receive only $7.00 per Buffered PLUS at maturity, or 70% of the stated principal amount.

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Buffered PLUS Based on a Basket Consisting of Two Indices and One Exchange-Traded Fund Due December 26, 2018
Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

What Is the Total Return on the Buffered PLUS at Maturity, Assuming a Range of Performances for the Basket?

The following table illustrates the hypothetical total return at maturity on the Buffered PLUS.  The “total return” as used in these preliminary terms is the number, expressed as a percentage, that results from comparing the payment at maturity per $10.00 stated principal amount to $10.00.  The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Buffered PLUS.  The numbers appearing in the following table and examples have been rounded for ease of analysis.  The hypothetical total returns set forth below are based on the initial basket value of 10, the hypothetical leverage factor of 109% and the buffer amount of 20%.  For the purposes of the examples below, the “basket return” shall equal: ((final basket value – initial basket value)/initial basket value).  The hypothetical examples below do not take into account any tax consequences from investing in the Buffered PLUS.

Final Basket Value	Basket Return	Basket Percent Increase	Basket Performance Factor	Payment at Maturity	Total Return on Buffered PLUS
15.0000	50.000%	50.000%	N/A	$15.4500	54.500%
14.0000	40.000%	40.000%	N/A	$14.3600	43.600%
13.0000	30.000%	30.000%	N/A	$13.2700	32.700%
12.0000	20.000%	20.000%	N/A	$12.1800	21.800%
11.0000	10.000%	10.000%	N/A	$11.0900	10.900%
10.5000	5.000%	5.000%	N/A	$10.5450	5.450%
10.2500	2.500%	2.500%	N/A	$10.2725	2.725%
10.0000	0.000%	0.000%	N/A	$10.0000	0.000%
9.0000	-10.000%	N/A	90.000%	$10.0000	0.000%
8.5000	-15.000%	N/A	85.000%	$10.0000	0.000%
8.0000	-20.000%	N/A	80.000%	$10.0000	0.000%
7.9999	-20.001%	N/A	79.999%	$9.9999	-0.001%
7.0000	-30.000%	N/A	70.000%	$9.0000	-10.000%
6.0000	-40.000%	N/A	60.000%	$8.0000	-20.000%
5.0000	-50.000%	N/A	50.000%	$7.0000	-30.000%
4.0000	-60.000%	N/A	40.000%	$6.0000	-40.000%
3.0000	-70.000%	N/A	30.000%	$5.0000	-50.000%
2.0000	-80.000%	N/A	20.000%	$4.0000	-60.000%
1.0000	-90.000%	N/A	10.000%	$3.0000	-70.000%
0.0000	-100.000%	N/A	0.000%	$2.0000	-80.000%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated, and are based on the hypothetical initial basket component values, final basket component values and multipliers set forth below.  The actual initial basket component values and multipliers will be determined on the pricing date.  For purposes of the examples below, the “basket component return” of any basket component shall equal: ((final basket component value – initial basket component value) / initial basket component value), where the final basket component value of any basket component is the basket component closing value of that basket component on the valuation date.

Example 1: The basket value increases from an initial basket value of 10 to a final basket value of 10.50.

Basket Component	Initial Basket Component Value	Final Basket Component Value	Basket Component Return	Multiplier*
INDU Index	15,973.13	17,570.443	10%	0.0002504
SX5E Index	2,960.86	3,256.946	10%	0.0013510
EEM Shares	$42.02	$35.717	-15%	0.0475964
* The multiplier used for each basket component is calculated using the hypothetical initial basket component value as described under “Summary Terms—Multiplier” on the cover of this document.

Step 1: Calculate the final basket value based on the final basket component values and the multipliers for each basket component.

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Buffered PLUS Based on a Basket Consisting of Two Indices and One Exchange-Traded Fund Due December 26, 2018
Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

The final basket value is calculated as follows:

(17,570.443 × 0.0002504) + (3,256.946 × 0.0013510) + ($35.717  × 0.0475964) = 10.50

Therefore, the final basket value is 10.50.

Step 2:  Calculate the payment at maturity.

Because the final basket value is greater than the initial basket value, the payment at maturity is calculated as follows:

$10 + leveraged upside payment
$10 + ($10 × leverage factor × basket percent increase)

First, calculate the basket percent increase:

(final basket value – initial basket value) / initial basket value = (10.50 – 10) / 10 = 5.00%

Next, calculate the leveraged upside payment:
($10 × 109% × 5.00%) = $0.545

Therefore, the payment at maturity is $10 + $0.545, which equals $10.545 per $10 stated principal amount of Buffered PLUS, representing a 5.45% total return on investment of the Buffered PLUS.

Example 2: The basket value decreases from an initial basket value of 10 to a final basket value of 8.50

Basket Component	Initial Basket Component Value	Final Basket Component Value	Basket Component Return	Multiplier*
INDU Index	15,973.13	11,181.191	-30%	0.0002504
SX5E Index	2,960.86	2,368.688	-20%	0.0013510
EEM Shares	$42.02	$52.525	25%	0.0475964
* The multiplier used for each basket component is calculated using the hypothetical initial basket component value as described under “Summary Terms—Multiplier” on the cover of this document.

Step 1: Calculate the final basket value based on the final basket component values and the multipliers for each basket component.

The final basket value is calculated as follows:

(11,181.191 × 0.0002504) + (2,368.688 × 0.0013510) + ($52.525  × 0.0475964) = 8.50

Therefore, the final basket value is 8.50.

Step 2:  Calculate the payment at maturity.

Because the final basket value is less than the initial basket value by less than the buffer amount of 20%, the payment at maturity is equal to the stated principal amount of $10.

The total return on investment of the Buffered PLUS is 0.00%.

Example 3: The basket value decreases from an initial basket value of 10 to a final basket value of 6.

Basket Component	Initial Basket Component Value	Final Basket Component Value	Basket Component Return	Multiplier*
INDU Index	15,973.13	7,986.565	-50%	0.0002504
SX5E Index	2,960.86	1,776.516	-40%	0.0013510
EEM Shares	$42.02	$33.616	-20%	0.0475964
* The multiplier used for each basket component is calculated using the hypothetical initial basket component value as described under “Summary Terms—Multiplier” on the cover of this document.

Step 1: Calculate the final basket value based on the final basket component values and the multipliers for each basket component.

The final basket value is calculated as follows:

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Buffered PLUS Based on a Basket Consisting of Two Indices and One Exchange-Traded Fund Due December 26, 2018
Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

(7,986.565 × 0.0002504) + (1,776.516 × 0.0013510) + ($33.616 × 0.0475964) = 6

Therefore, the final basket value is 6.00.

Step 2:  Calculate the payment at maturity.

Because the final basket value is less than the initial basket value by more than the buffer amount of 20%, the payment at maturity is calculated as follows:

($10 × basket performance factor) + $2.00
($10 × (final basket value / initial basket value)) + $2.00
($10 × (6.00 / 10)) + $2.00 = $8.00

Therefore, the payment at maturity is $8.00, which equals $8.00 per $10 stated principal amount of Buffered PLUS, representing a -20% total return on investment of the Buffered PLUS.

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Buffered PLUS Based on a Basket Consisting of Two Indices and One Exchange-Traded Fund Due December 26, 2018
Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Risk Factors

An investment in the Buffered PLUS involves significant risks.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Buffered PLUS.  Investing in the Buffered PLUS is not equivalent to investing directly in the basket, any of the basket components or any of the component stocks of the basket components.  The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS.  For further discussion of these and other risks, you should read the sections entitled “Risk Factors” in the prospectus supplement and in the index supplement, including the risk factors discussed under the following headings:
•	“Risk Factors—Risks Relating to All Securities”;
•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;
•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest or Pay Interest at a Low Rate”;
•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or Barrier Level”;
•	“Risk Factors—Additional Risks Relating to Securities Which Contain a Multiplier”;
•
“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”; and

•	“Risk Factors—Additional Risks Relating to Securities Based on a Basket Composed of More Than the Reference Asset.”

▪
The Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 20% of your principal.  The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest, and provide a minimum payment at maturity of only 20% of your principal.  If the final basket value has declined by an amount greater than the buffer amount of 20% from the initial basket value, you will receive for each Buffered PLUS that you hold a payment at maturity that is less than the $10 stated principal amount of each Buffered PLUS by an amount proportionate to the decline in the value of the basket, plus $2.00 per Buffered PLUS.

▪
The market price will be influenced by many unpredictable factors.  Several factors will influence the value of the Buffered PLUS in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the Buffered PLUS in the secondary market, including: the value, volatility and dividend yield of the basket components, interest and yield rates in the market, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events, the exchange rates of the U.S. dollar relative to the currency in which the stocks composing the index underlying the EEM Shares (the “share underlying index”) trade, and any actual or anticipated changes to our credit ratings or credit spreads.  You may receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

▪
Credit of Issuer.  The Buffered PLUS are senior unsecured debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Buffered PLUS depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by a third party.  As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Buffered PLUS and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Buffered PLUS.

▪
Changes in the value of one or more of the basket components may offset each other.  Value movements in the basket components may not correlate with each other.  At a time when the value of one basket component increases in value, the value of the other basket components may not increase as much, or may even decline in value.  Therefore, in calculating the basket components’ performance on the valuation date, an increase in the value of one basket component may be moderated, or wholly offset, by lesser increases or declines in the value of other basket components.

▪
Adjustments to the underlying indices could adversely affect the value of the Buffered PLUS.  The underlying index publishers may discontinue or suspend calculation or publication of the underlying indices at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪
The price of the EEM Shares is subject to currency exchange risk. Because the price of the EEM Shares is related to the U.S. dollar value of stocks underlying the MSCI Emerging Markets Index, holders of the Buffered PLUS will be exposed to the currency exchange rate risk with respect to each of the currencies in which such component securities trade.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the

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Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

supply of, and the demand for, those currencies, as well as the relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region.  An investor’s net exposure will depend on the extent to which the currencies of the component securities strengthen or weaken against the U.S. dollar and the relative weight of each currency.  If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the MSCI Emerging Markets Index, the price of the EEM Shares will be adversely affected and the payment at maturity on the Buffered PLUS may be reduced.

Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments; and

•	the extent of governmental surpluses or deficits in the relevant countries and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries represented in the MSCI Emerging Markets Index and the United States and other countries important to international trade and finance.

▪
There are risks associated with investments in securities, such as the Buffered PLUS, linked to the value of foreign (and especially emerging markets) equity securities.  The SX5E Index tracks the performance of foreign equity securities in the Eurozone and the EEM Shares track the performance of the MSCI Emerging Markets Index, which is linked solely to the value of emerging markets equity securities.  Investments in securities linked to the value of any foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  In addition, the stocks included in the MSCI Emerging Markets Index and that are generally tracked by the EEM Shares have been issued by companies in various emerging markets countries, which pose further risks in addition to the risks associated with investing in foreign equity markets generally.  Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries.  The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

▪
Payments on the Buffered PLUS will not be adjusted for changes in exchange rates relative to the U.S. dollar in connection with the SX5E Index even though the constituent stocks of the SX5E Index are traded in a foreign currency.  The value of your Buffered PLUS will not be adjusted for exchange rate fluctuations between the U.S. dollar and the Euro in connection with the SX5E Index.  Therefore, if the Euro appreciates or depreciates relative to the U.S. dollar over the term of the Buffered PLUS, you will not receive any additional payment or incur any reduction in your return, if any, on the Buffered PLUS.

▪
Certain features of exchange-traded funds will impact the value of the Buffered PLUS.  The performance of the underlying shares does not fully replicate the performance of the share underlying index.  The underlying shares may not fully replicate the share underlying index, and may hold securities not included in the share underlying index.  The value of the underlying shares to which your Buffered PLUS are linked is subject to:

o	Management risk. This is the risk that the investment strategy for the underlying shares, the implementation of which is subject to a number of constraints, may not produce the intended results.

o
Derivatives risk.  The underlying shares may invest in stock index futures contracts and other derivatives.  A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index.  Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the underlying shares’ losses, and, as a consequence, the losses of your Buffered PLUS, may be greater than if the underlying shares invested only in conventional securities.

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Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

▪
The amount payable on the Buffered PLUS is not linked to the value of the basket at any time other than the valuation date.  The final basket value will be based on the basket closing value on the valuation date (subject to adjustments as described in the prospectus supplement).  Even if the value of the basket appreciates prior to the valuation date but then drops by the valuation date to below the initial basket value, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the basket prior to such drop.  Although the actual value of the basket on the maturity date or at other times during the term of the Buffered PLUS may be higher than the final basket value, the payment at maturity will be based solely on the basket closing value on the valuation date.

▪
Investing in the Buffered PLUS is not equivalent to investing in the basket components.  Investing in the Buffered PLUS is not equivalent to investing directly in the basket components or any of the component stocks of the Dow Jones Industrial AverageSM, the EURO STOXX 50® Index or the MSCI Emerging Markets Index.  Investors in the Buffered PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or any of the component stocks of the Dow Jones Industrial AverageSM, the EURO STOXX 50® Index or the MSCI Emerging Markets Index.

▪
Adjustments to the underlying shares or to the MSCI Emerging Markets Index could adversely affect the value of the Buffered PLUS.  The investment adviser to the iShares®  MSCI Emerging Markets ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.  Pursuant to its investment strategy or otherwise, the investment adviser may add, delete or substitute the components of the underlying shares.  Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the Buffered PLUS.

In addition, the publisher of the share underlying index is responsible for calculating and maintaining the share underlying index.  The index publisher may add, delete or substitute the stocks constituting the share underlying index or make other methodological changes required by certain corporate events relating to the component stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the share underlying indices.  The index publisher may also discontinue or suspend calculation or publication of the share underlying index at any time.  If this discontinuance or suspension occurs following the termination of the related underlying shares, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued index, and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.  Any of these actions could adversely affect the value of the underlying shares and, consequently, the value of the Buffered PLUS.

For a description of the actions that may be taken by the calculation agent in the event that a publisher of a share underlying index discontinues or suspends calculation of a share underlying index or an ETF issuing the underlying shares is liquidated or otherwise terminated, please see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” and “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket” in the prospectus supplement.

▪
The inclusion of commissions and projected profit from hedging in the initial issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC is willing to purchase the Buffered PLUS in any secondary market transactions will likely be lower than the initial issue price since the initial issue price includes, and secondary market prices are likely to exclude, commissions paid with respect to the Buffered PLUS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the Buffered PLUS.  In addition, any such prices may differ from values determined by pricing models used by Barclays Bank PLC, as a result of dealer discounts, mark-ups or other transaction costs, and the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase the Buffered PLUS from you in secondary market transactions will likely be lower than the price you paid for the Buffered PLUS, and any sale prior to the maturity date could result in a substantial loss to you.

▪
The estimated value of your Buffered PLUS might be lower if such estimated value were based on the levels as which our debt securities trade in the secondary market. The estimated value of your Buffered PLUS on the pricing date is based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated values referenced above may be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

▪
The estimated value of your Buffered PLUS is expected to be lower than the initial issue price of your Buffered PLUS.  The estimated value of your Buffered PLUS on the pricing date is expected to be lower, and may be significantly lower, than the initial issue price of your Buffered PLUS.  The difference between the initial issue price of your Buffered

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Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

PLUS and the estimated value of the Buffered PLUS is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Buffered PLUS, the estimated cost which we may incur in hedging our obligations under the Buffered PLUS, and estimated development and other costs which we may incur in connection with the Buffered PLUS.

▪
The estimated value of the Buffered PLUS is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions.  The estimated value of your Buffered PLUS on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize.  These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Buffered PLUS may not be consistent with those of other financial institutions which may be purchasers or sellers of Buffered PLUS in the secondary market.  As a result, the secondary market price of your Buffered PLUS may be materially different from the estimated value of the Buffered PLUS determined by reference to our internal pricing models.

▪
The Buffered PLUS will not be listed on any securities exchange, and secondary trading may be limited.  There may be little or no secondary market for the Buffered PLUS.  We do not intend to list the Buffered PLUS on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Buffered PLUS in the secondary market but are not required to do so and may cease any such market making activities at any time.  Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily.  Because other dealers are not likely to make a secondary market for the Buffered PLUS, the price, if any, at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Buffered PLUS.  Accordingly, you should be willing to hold your Buffered PLUS to maturity.

▪
The estimated value of your Buffered PLUS is not a prediction of the prices at which you may sell your Buffered PLUS in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Buffered PLUS and may be lower than the estimated value of your Buffered PLUS. The estimated value of the Buffered PLUS will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Buffered PLUS from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do).  The price at which you may be able to sell your Buffered PLUS in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Buffered PLUS.  Further, as secondary market prices of your Buffered PLUS take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Buffered PLUS such as fees, commissions, discounts, and the costs of hedging our obligations under the Buffered PLUS, secondary market prices of your Buffered PLUS will likely be lower than the initial issue price of your Buffered PLUS.  As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Buffered PLUS from you in secondary market transactions, if any, will likely be lower than the price you paid for your Buffered PLUS, and any sale prior to the maturity date could result in a substantial loss to you.

▪
The temporary price at which we may initially buy the Buffered PLUS in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Buffered PLUS.  Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the Buffered PLUS in the secondary market (if Barclays Capital Inc. makes a market in the Buffered PLUS, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Buffered PLUS on the pricing date, as well as the secondary market value of the Buffered PLUS, for a temporary period after the initial issue date of the Buffered PLUS.  The price at which Barclays Capital Inc. may initially buy or sell the Buffered PLUS in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Buffered PLUS.

▪
Potential adverse economic interest of the calculation agent.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Buffered PLUS. The calculation agent will determine the initial basket component values for each basket component and the final basket value, and will calculate the amount of cash, if any, you will receive at maturity.  Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final basket value in the event of a discontinuance of an underlying index or the underlying shares, may adversely affect the payout to you at maturity.

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Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

▪
The calculation agent has discretion to make antidilution adjustments.  For certain events affecting the EEM Shares that the calculation agent determines to have a diluting or concentrating effect on the theoretical value of those shares, the calculation agent may make adjustments to the terms of the Buffered PLUS.  However, the calculation agent is not required to make such adjustments in response to all events that could affect the EEM Shares.  If an event occurs that does not require the calculation agent to make such adjustments, the value of the Buffered PLUS may be materially and adversely affected.  The calculation agent will make all determinations with respect to antidilution adjustments, including any determinations as to whether an event requiring adjustment has received, as to the nature of the adjust required and how it will be made.

▪
Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the Buffered PLUS.  The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the Buffered PLUS on or prior to the pricing date and prior to maturity could adversely affect the value of the basket components on the pricing date and, as a result, could decrease the amount an investor may receive on the Buffered PLUS at maturity.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial basket component values of the basket components and, therefore, could increase the value at which the basket components must close so that the investor does not suffer a loss on their initial investment in the Buffered PLUS.  Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could potentially affect the value of the basket on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

▪
The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.  There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Buffered PLUS, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the Buffered PLUS are uncertain, and the IRS or a court might not agree with the treatment of the Buffered PLUS as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment for the Buffered PLUS, the tax consequences of ownership and disposition of the Buffered PLUS could be materially and adversely affected.  For example, because the EEM Shares are a basket component, the Buffered PLUS could be treated as subject (in whole or in part) to the “constructive ownership transaction” rules of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”).

As described below under “Additional provisions—Tax considerations,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.  You should review carefully the sections of the accompanying prospectus supplement entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Buffered PLUS (including possible alternative treatments, the potential application of the “constructive ownership” regime, and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.  Prospective non-U.S. investors should focus in particular on the potential imposition of withholding tax on an investment in the Buffered PLUS, as described below under “Additional provisions—Tax considerations.”

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Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Basket Overview

The basket consists of the Dow Jones Industrial AverageSM (“INDU Index”), the EURO STOXX 50® Index (“SX5E Index”) and shares of the iShares® MSCI Emerging Markets ETF (“EEM Shares”) and offers exposure to price movements in the U.S. and international equity markets.

Information as of market close on December 10, 2013:

Basket Component Information as of December 10, 2013
	Bloomberg Ticker Symbol	Current Basket Component Level	52 Weeks Ago	52 Week High	52 Week Low
INDU Index	INDU	15,973.13	13,169.88	16,097.33	12,938.11

SX5E Index	SX5E	2,960.86	2,596.02	3,092.42	2,511.83

EEM Shares	EEM UP	$42.02	$43.05	$45.20	$36.63

The following graph is calculated as if the basket had an initial value of 10 on January 2, 2008 (assuming that each basket component is weighted as described in “Basket” on the cover page) and illustrates the effect of the offset and/or correlation among the basket components during such period.  The graph does not take into account the leverage factor or the buffer amount, nor does it attempt to show your expected return on an investment in the Buffered PLUS.  The historical performance of the basket should not be taken as an indication of its future performance.

Basket Historical Performance January 2, 2008 to December 10, 2013

Past performance is not indicative of future results.

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Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Dow Jones Industrial AverageSM Overview

The Dow Jones Industrial AverageSM is a price-weighted index comprised of 30 common stocks.

The information on the Dow Jones Industrial AverageSM provided in these preliminary terms should be read together with the discussion under the heading “Non—Proprietary Indices—Equity Indices—Dow Jones Industrial AverageSM” in the accompanying index supplement.

The following graph sets forth the historical performance of the Dow Jones Industrial AverageSM based on the weekly closing levels of the Dow Jones Industrial AverageSM from January 2, 2008 through December 10, 2013.  The related table sets forth the published high and low closing levels as well as the end-of-quarter closing levels of the underlying index for each quarter from January 2, 2008 through December 10, 2013.  The closing level of the Index on December 10, 2013 was 15,973.13.

We obtained the closing levels of the Dow Jones Industrial AverageSM below from Bloomberg, L.P.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P.  The historical levels of the Dow Jones Industrial AverageSM should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the valuation date.  We cannot give you assurance that the performance of the Dow Jones Industrial AverageSM will result in the return of any of your initial investment.

Information on the Dow Jones Industrial AverageSM as of market close on December 10, 2013:

Bloomberg Ticker Symbol:	INDU
Closing Level of the Underlying Index on December 10, 2013:	15,973.13
52 Weeks Ago:	13,169.88
52 Week High :	16,097.33
52 Week Low:	12,938.11

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Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Dow Jones Industrial AverageSM Historical Performance January 2, 2008 to December 10, 2013

Past performance is not indicative of future results.

Dow Jones Industrial AverageSM	High	Low	Period End
2008
First Quarter	13,056.72	11,740.15	12,262.89
Second Quarter	13,058.20	11,346.51	11,350.01
Third Quarter	11,782.35	10,365.45	10,850.66
Fourth Quarter	10,831.07	7,552.29	8,776.39
2009
First Quarter	9,034.69	6,547.05	7,608.92
Second Quarter	8,799.26	7,761.60	8,447.00
Third Quarter	9,829.87	8,146.52	9,712.28
Fourth Quarter	10,548.51	9,487.67	10,428.05
2010
First Quarter	10,907.42	9,908.39	10,856.63
Second Quarter	11,205.03	9,774.02	9,774.02
Third Quarter	10,860.26	9,686.48	10,788.05
Fourth Quarter	11,585.38	10,751.27	11,577.51
2011
First Quarter	12,391.25	11,613.30	12,319.73
Second Quarter	12,810.54	11,897.27	12,414.34
Third Quarter	12,724.41	10,719.94	10,913.38
Fourth Quarter	12,294.00	10,655.30	12,217.56
2012
First Quarter	13,252.76	12,359.92	13,212.04
Second Quarter	13,279.32	12,101.46	12,880.09
Third Quarter	13,596.93	12,573.27	13,437.13
Fourth Quarter	13,610.15	12,542.38	13,104.14
2013
First Quarter	14,578.54	13,328.85	14,578.54
Second Quarter	15,409.39	14,537.14	14,909.60
Third Quarter	15,676.94	14,776.13	15,129.67
Fourth Quarter (as of December 10, 2013)	16,097.33	14,776.53	15,973.13

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Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

EURO STOXX 50® Index Overview

The EURO STOXX 50® Index is calculated, maintained and published by STOXX Limited, a company owned by Deutsche Börse AG and SIX Group AG. The EURO STOXX 50® Index provides a blue-chip representation of supersector leaders in the Eurozone. The EURO STOXX 50® Index represents supersector leaders in the Eurozone in terms of free-float market capitalization and covers 50 stocks from 12 Eurozone countries: Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain.

The information on the EURO STOXX 50® Index provided in these preliminary terms should be read together with the discussion under the heading “Non—Proprietary Indices—Equity Indices—EURO STOXX 50® Index” in the accompanying index supplement.

 Information on the EURO STOXX 50® Index as of market close on December 10, 2013:

Bloomberg Ticker Symbol:	SX5E
Closing Level of the Underlying Index on December 10, 2013:	2,960.86
52 Weeks Ago:	2,596.02
52 Week High :	3,092.42
52 Week Low:	2,511.83

The following graph sets forth the historical performance of the EURO STOXX 50® Index based on the weekly closing levels of the EURO STOXX 50® Index from January 2, 2008 through December 10, 2013.  The related table sets forth the published high and low closing levels as well as the end-of-quarter closing levels of the underlying index for each quarter from January 2, 2008 through December 10, 2013.  The closing level of the Index on December 10, 2013 was 2,960.86.

We obtained the closing levels of the EURO STOXX 50® Index below from Bloomberg, L.P.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P.  The historical levels of the EURO STOXX 50® Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the valuation date.  We cannot give you assurance that the performance of the EURO STOXX 50® Index will result in the return of any of your initial investment.

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Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

EURO STOXX 50® Index Historical Performance January 2, 2008 to December 10, 2013

Past performance is not indicative of future results.

EURO STOXX 50® Index	High	Low	Period End
2008
First Quarter	4,339.23	3,431.82	3,628.06
Second Quarter	3,882.28	3,340.27	3,352.81
Third Quarter	3,445.66	3,000.83	3,038.20
Fourth Quarter	3,113.82	2,165.91	2,447.62
2009
First Quarter	2,578.43	1,809.98	2,071.13
Second Quarter	2,537.35	2,097.57	2,401.69
Third Quarter	2,899.12	2,281.47	2,872.63
Fourth Quarter	2,992.08	2,712.30	2,964.96
2010
First Quarter	3,017.85	2,631.64	2,931.16
Second Quarter	3,012.65	2,488.50	2,573.32
Third Quarter	2,827.27	2,507.83	2,747.90
Fourth Quarter	2,890.64	2,650.99	2,792.82
2011
First Quarter	3,068.00	2,721.24	2,910.91
Second Quarter	3,011.25	2,715.88	2,848.53
Third Quarter	2,875.67	1,995.01	2,179.66
Fourth Quarter	2,476.92	2,090.25	2,316.55
2012
First Quarter	2,608.42	2,286.45	2,477.28
Second Quarter	2,501.18	2,068.66	2,264.72
Third Quarter	2,594.56	2,151.54	2,454.26
Fourth Quarter	2,659.95	2,427.32	2,635.93
2013
First Quarter	2,749.27	2,570.52	2,624.02
Second Quarter	2,835.87	2,511.83	2,602.59
Third Quarter	2,936.20	2,570.76	2,893.15
Fourth Quarter (as of December 10, 2013)	3,092.42	2,902.12	2,960.86

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Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

iShares® MSCI Emerging Markets ETF Overview

We have derived all information contained in these preliminary terms regarding the iShares® MSCI Emerging Markets Index ETF, including, without limitation, its make-up, method of calculation and changes in its components, from the iShares® MSCI Emerging Markets ETF’s prospectus dated January 1, 2013 and other publicly available information.  We have not independently verified such information.  Such information reflects the policies of, and is subject to change by, iShares®, Inc.,  BlackRock Institutional Trust Company, N.A. (“BTC”) and BlackRock Fund Advisers (“BFA”).  The iShares® MSCI Emerging Markets ETF is an investment portfolio maintained and managed by iShares®, Inc.  BFA is currently the investment adviser to the iShares® MSCI Emerging Markets ETF.  The iShares® MSCI Emerging Markets ETF is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “EEM.”  On July 1, 2013, the name of the iShares® MSCI Emerging Markets ETF was changed from the iShares® MSCI Emerging Markets Index Fund to the current name.

iShares®, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets ETF.  Information provided to or filed with the SEC by iShares®, Inc. pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov.  For additional information regarding iShares®, Inc., BFA and the iShares® MSCI Emerging Markets ETF, please see the iShares® MSCI Emerging Markets ETF’s prospectus.  In addition, information about iShares® and the iShares® MSCI Emerging Markets ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com.  We have not undertaken any independent review or due diligence of the SEC filings related to the iShares® MSCI Emerging Markets ETF, any information contained on the iShares® website, or of any other publicly available information about the iShares® MSCI Emerging Markets ETF.  Information contained on the iShares® website is not incorporated by reference in, and should not be considered a part of, these preliminary terms.

Investment Objective and Strategy

The iShares® MSCI Emerging Markets ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as measured by the MSCI Emerging Markets Index.  The iShares® MSCI Emerging Markets ETF holds equity securities traded primarily in the global emerging markets.  The MSCI Emerging Markets Index was developed by MSCI Inc. (“MSCI”) as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets.  For more information about the MSCI Indices, generally, and the MSCI Emerging Markets Index, specifically, please see “Equity Index Descriptions—MSCI Indices” in the accompanying index supplement.

As of September 30, 2013, the iShares® MSCI Emerging Markets ETF holdings by country consisted of the following 24 countries: Brazil, Chile, China, Colombia, the Czech Republic, Egypt, Hong Kong, Hungary, India, Indonesia, Malaysia, Mexico, Morocco, Peru, the Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand, Turkey and the United States.  In addition, as of December 11, 2013, the iShares® MSCI Emerging Markets ETF’s three largest holdings by country were China, South Korea and Taiwan.

The iShares® MSCI Emerging Markets ETF uses a representative sampling indexing strategy (as described below under “Representative Sampling”) to try to track the MSCI Emerging Markets Index.  The iShares® MSCI Emerging Markets ETF generally invests at least 90% of its assets in the securities of the MSCI Emerging Markets Index and in depositary receipts representing securities in the MSCI Emerging Markets Index.  In addition, the iShares® MSCI Emerging Markets ETF may invest the remainder of its assets in other securities, including securities not in the MSCI Emerging Markets Index, but which BFA believes will help the iShares® MSCI Emerging Markets ETF track the MSCI Emerging Markets Index, and in other investments, including futures contracts, options on futures contracts, other types of options and swaps related to the MSCI Emerging Markets Index, as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates.

Representative Sampling

The iShares® MSCI Emerging Markets ETF pursues a “representative sampling” indexing strategy in attempting to track the performance of the MSCI Emerging Markets Index, and generally does not hold all of the equity securities included in the MSCI Emerging Markets Index.  The iShares® MSCI Emerging Markets ETF invests in a representative sample of securities that collectively has an investment profile similar to the MSCI Emerging Markets Index.  The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the MSCI Emerging Markets Index.

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Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Correlation

The MSCI Emerging Markets Index is a theoretical financial calculation, while the iShares® MSCI Emerging Markets ETF is an actual investment portfolio.  The performance of the iShares® MSCI Emerging Markets ETF and the MSCI Emerging Markets Index will vary due to transaction costs, foreign currency valuation, asset valuations, corporate actions (such as mergers and spin-offs), timing variances, and differences between the iShares® MSCI Emerging Markets ETF’s portfolio and the MSCI Emerging Markets Index resulting from legal restrictions (such as diversification requirements) that apply to the iShares® MSCI Emerging Markets ETF but not to the MSCI Emerging Markets Index or the use of representative sampling.  A figure of 100% would indicate perfect correlation.  “Tracking error” is the difference between the performance (return) of the iShares® MSCI Emerging Markets ETF’s portfolio and the MSCI Emerging Markets Index.  BFA expects that, over time, the iShares® MSCI Emerging Markets ETF’s tracking error will not exceed 5%. The iShares® MSCI Emerging Markets ETF, using a representative sampling indexing strategy, can be expected to have a greater tracking error than a fund using a replication indexing strategy.  Replication is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

Industry Concentration Policy

The iShares® MSCI Emerging Markets ETF will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the MSCI Emerging Markets Index is concentrated.  For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

Disclaimer

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BITCNA”).  BITCNA has licensed certain trademarks and trade names of BITCNA to Barclays Bank PLC. The Buffered PLUS are not sponsored, endorsed, sold or promoted by BITCNA.  BITCNA makes no representations or warranties to the owners of the Buffered PLUS or any member of the public regarding the advisability of investing in the Buffered PLUS.  BITCNA has no obligation or liability in connection with the operation, marketing, trading or sale of the Buffered PLUS.

Information on the iShares® MSCI Emerging Markets ETF as of market close on December 10, 2013.

Bloomberg Ticker Symbol:	EEM UP
Share closing price on December 10, 2013:	$42.02
52 Weeks Ago:	$43.05
52 Week High :	$45.20
52 Week Low:	$36.63

The following graph sets forth the historical performance of the iShares® MSCI Emerging Markets ETF based on the weekly closing prices of the iShares® MSCI Emerging Markets ETF from January 2, 2008 through December 10, 2013.  The related table sets forth the published high and low share closing prices as well as the end-of-quarter share closing prices of the underlying shares for each quarter from January 2, 2008 through December 10, 2013. The closing price of the iShares® MSCI Emerging Markets ETF on December 10, 2013 was $42.02.

We obtained the closing prices of the iShares® MSCI Emerging Markets ETF below from Bloomberg, L.P.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P.  The historical closing prices of the iShares® MSCI Emerging Markets ETF should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the valuation date.  We cannot give you assurance that the performance of the iShares® MSCI Emerging Markets ETF will result in the return of any of your initial investment.

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Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

iShares® MSCI Emerging Markets ETF Historical Performance January 2, 2008 to December 10, 2013

Past performance is not indicative of future results.

iShares® MSCI Emerging Markets ETF	High	Low	Period End
2008
First Quarter	$50.37	$42.17	$44.79
Second Quarter	$51.70	$44.43	$45.19
Third Quarter	$44.43	$31.33	$34.53
Fourth Quarter	$33.90	$18.22	$24.97
2009
First Quarter	$27.09	$19.94	$24.81
Second Quarter	$34.64	$25.65	$32.23
Third Quarter	$39.29	$30.75	$38.91
Fourth Quarter	$42.07	$37.56	$41.50
2010
First Quarter	$43.22	$36.83	$42.12
Second Quarter	$43.98	$36.16	$37.32
Third Quarter	$44.77	$37.59	$44.77
Fourth Quarter	$48.58	$44.77	$47.62
2011
First Quarter	$48.69	$44.63	$48.69
Second Quarter	$50.21	$45.50	$47.60
Third Quarter	$48.46	$34.95	$35.07
Fourth Quarter	$42.80	$34.36	$37.94
2012
First Quarter	$44.76	$38.23	$42.94
Second Quarter	$43.54	$36.68	$39.19
Third Quarter	$42.37	$37.42	$41.32
Fourth Quarter	$44.35	$40.14	$44.35
2013
First Quarter	$45.20	$41.80	$42.78
Second Quarter	$44.23	$36.63	$38.57
Third Quarter	$43.29	$37.34	$40.77
Fourth Quarter (as of December 10, 2013)	$43.66	$40.72	$42.02

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Buffered PLUS Based on a Basket Consisting of Two Indices and One Exchange-Traded Fund Due December 26, 2018
Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Additional Information About the Buffered PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional provisions:
Postponement of maturity date:
The maturity date will be postponed if the valuation date is postponed due to the occurrence or continuance of a market disruption event on such valuation date.  In such a case, the maturity date will be postponed by the same number of business days from but excluding the originally scheduled valuation date.  See "Terms of the Notes — Maturity Date" in the accompanying prospectus supplement and “Market disruption events and adjustments” below.

Postponement of the valuation date:
The valuation date may be postponed due to the occurrence or continuance of a market disruption event on such date.  See “Market disruption events and adjustments” below.  Notwithstanding anything to the contrary in the accompanying prospectus supplement, the valuation date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on such date.

Market disruption events and adjustments:
The calculation agent may adjust any variable described in these preliminary terms, including but not limited to the valuation date, the initial basket component values and the final basket component values (and any combination thereof) as described in the following sections of the accompanying prospectus supplement:

•      For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities,” “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement; and

•      For a description of adjustments that may affect the basket components or the basket as a whole, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices,” “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” and “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket” in the prospectus supplement.

Minimum ticketing size:	100 PLUS
Tax considerations:
You should review carefully the sections entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders” in the accompanying prospectus supplement.  The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Buffered PLUS.  The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel, the Buffered PLUS should be treated for U.S. federal income tax purposes as prepaid forward contracts with respect to the underlying basket. Assuming this treatment is respected, gain or loss on your Buffered PLUS should be treated as long-term capital gain or loss if you hold your Buffered PLUS for more than a year, whether or not you are an initial purchaser of Buffered PLUS at the original issue price.

The IRS or a court may not respect the treatment of the Buffered PLUS described above, in which case the timing and character of any income or loss on the Buffered PLUS could be materially and adversely affected.  For example, because the EEM Shares are a basket

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Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

component, the Buffered PLUS could be treated as subject (in whole or in part) to the “constructive ownership transaction” rules of Section 1260 of the Code, as discussed in the section entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime referred to above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Non-U.S. holders—Additional tax consideration

Recently proposed Treasury regulations, if finalized in their current form, could impose withholding after December 31, 2015 on non-U.S. holders at a rate of 30% (or lower treaty rate) on amounts treated as attributable to dividends from U.S. stocks underlying financial instruments such as the Buffered PLUS (“dividend equivalents”).  Withholding may be required even if the instrument does not explicitly take into account dividends paid on the underlying U.S. stocks, and even if the non-U.S. holder has not received any payments on the instrument.  Because these rules would apply only to instruments acquired after March 4, 2014, these rules will not apply to initial non-U.S. holders that acquire their Buffered PLUS in this offering.  However, a non-U.S. purchaser that acquires Buffered PLUS after March 4, 2014 might be subject to withholding under these rules, depending on the facts as of the date of the acquisition.  Although there are exceptions to the broad reach of these proposed withholding rules, including a potential exception for instruments linked to certain qualifying indices, they are uncertain in scope, and we or other withholding agents may determine that withholding is required after December 31, 2015.  We will not be required to pay any additional amounts with respect to amounts withheld.  You should consult your tax adviser regarding the potential application of these proposed regulations.

Trustee:	The Bank of New York Mellon
Calculation agent:	Barclays Bank PLC
Use of proceeds and hedging:
The net proceeds we receive from the sale of the Buffered PLUS will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the Buffered PLUS through one or more of our subsidiaries.

We, through our subsidiaries or others, will hedge our anticipated exposure in connection with the Buffered PLUS by taking positions in futures and options contracts on the underlying index, the underlying shares, the share underlying indices and any other securities or instruments we may wish to use in connection with such hedging.  Trading and other transactions by us or our affiliates could affect the level, value or price of reference assets and their components, the market value of the Buffered PLUS or any amounts payable on your Buffered PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Employee Retirement Income Security Act” starting on page S-120 in the accompanying prospectus supplement.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York

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Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

These preliminary terms represent a summary of the terms and conditions of the Buffered PLUS.  We encourage you to read the accompanying prospectus, prospectus supplement and index supplement for this offering, which can be accessed via the hyperlinks on the front page of this document.

Supplemental Plan of Distribution

Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisers will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $0.30 for each Buffered PLUS they sell.

December 2013	Page 25